UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NYFIX, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1344888
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Wall Street New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The Registrant is filing this Form 8-A in connection with the transfer of the quotation of its Common Stock from the National Quotation Bureau “pink sheet” service (the “Pink Sheets”) to the listing of its Common Stock on the NASDAQ Stock Market LLC, which is expected to become effective on February 11, 2008.

Item 1. Description of Registrant’s Securities to be Registered.

The Registrant is currently authorized to issue 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”). As of December 31, 2007, there were 36,818,932 shares of the Registrant’s Common Stock outstanding.

The holders of the Registrant’s Common Stock are generally entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of the Registrant’s Common Stock are entitled to receive proportionately any dividends as may be declared by the Registrant’s board of directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of the Registrant’s liquidation or dissolution, holders of the Registrant’s Common Stock are entitled to receive proportionately the Registrant’s net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the Registrant’s Common Stock have no preemptive, subscription, redemption or conversion rights. The Registrant’s outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Registrant may designate and issue in the future.

Item 2. Exhibits

None.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement on Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized.

NYFIX, INC.

Date:	February 8, 2008	By:	/s/ P. Howard Edelstein
P. Howard Edelstein President and Chief Executive Officer